UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 25, 2007 (July 19, 2007)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)             (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2007, the Board of Directors (the “Board”) of St. Mary Land & Exploration Company (the “Company”) approved amendments to the Company’s Net Profits Interest Bonus Plan (the “Plan”), which Plan provides for payments to key employees and executive officers of specified levels of net cash flows from designated oil and gas wells for specified plan years after the costs of such wells have been recovered by the Company, in order to:

•	clarify the timing of certain payments under the Plan in conformance with Section 409A of the Internal Revenue Code of 1986 (the “Code”);

•

pursuant to the transition provisions for Section 409A of the Code under Internal Revenue Service Notice 2006-79, permit a participant in the Plan to elect to change the time and form of payments in conformance with such transition provisions;

•

pursuant to the grandfather provisions of Section 409A of the Code, allow the Company to acquire the rights of all participants in any plan year ending on or before December 31, 2004 if the participants holding no less than two-thirds of that plan year’s interests have agreed in writing to the terms and conditions of a buy-out of such plan year, as previously provided in the Plan;

•

pursuant to the limited cashout provisions of Section 1.409A of the Treasury Regulations and Section 402(g) of the Code, permit the Company to require a mandatory buy-out of a participant in the Plan; and

•

conform the Company’s right to terminate and liquidate the Plan, and the change of control buy-out provisions of the Plan, to the provisions of the final Treasury Regulations for Section 409A of the Code.

The foregoing summary of the Plan and the amendments thereto is subject to, and qualified in its entirety by, the complete text of the Plan, as amended and restated, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this report:

Exhibit 10.1	Net Profits Interest Bonus Plan, As Amended and Restated by the Board of Directors on July 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: July 25, 2007	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller